                                                                     EXHIBIT 8.4

                                 April 21, 1997


Equity Residential Properties Trust
Two North Riverside Plaza
Chicago, Illinois  60606


          Re:  Tax Opinion for S-4 Registration Statement - REIT Status
               --------------------------------------------------------

Ladies and Gentlemen:

     In connection with the proposed merger of Equity Residential Properties Trust, a Maryland real estate investment trust ("EQR"), with and into Wellsford Residential Property Trust, a Maryland real estate investment trust ("Wellsford" or the "Surviving Trust"), which shall thereafter be named "Equity Residential Properties Trust", pursuant to the Joint Proxy Statement/Prospectus/Information Statement (the "Joint Proxy Statement/Prospectus"), included in the Registration Statement on Form S-4 (File No. 333-24653), filed with the Securities and Exchange Commission, as amended (the "Registration Statement"), you have requested our opinion, as counsel to Wellsford, concerning the qualification and taxation of Wellsford as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), for the taxable years ending December 31, 1992 through December 31, 1996. Unless otherwise specifically defined herein, all capitalized terms have the meaning assigned to them in the Joint Proxy Statement/Prospectus.

     In connection with rendering the opinions expressed below, we have examined originals (or copies identified to our satisfaction as true copies of the originals) of the following documents (collectively, the "Reviewed Documents");

     (a)  The Joint Proxy Statement/Prospectus; and
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April 21, 1997
Page 2

     (b) Such other documents as may have been presented to us by Wellsford from time to time.

     In addition, we have relied upon Wellsford's certificate, dated April 21, 1997 (the "Officer's Certificate"), executed by a duly appointed officer of Wellsford, in the form which is attached hereto as Exhibit A, setting forth certain representations relating to the organization and operation of Wellsford before the Merger. For the purposes of our opinion, we have not made an independent investigation of the facts set forth in the documents we reviewed. We consequently have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinion. In the course of our representation of Wellsford, no information has come to our attention that would cause us to question the accuracy or completeness of the representations contained in the Officer's Certificate or of the Reviewed Documents in a material way.

     In our review, we have assumed, with your consent, that all of the representations and statements set forth in the documents we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. We have also assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

     In rendering our opinion, we have assumed that the transactions contemplated by the Reviewed Documents will be consummated in accordance with the terms and provisions of such documents, and that such documents accurately reflect the material facts of such transactions. In addition, the opinions are based on the correctness of the following specific assumptions: (i) prior to the Merger, Wellsford has been operated in the manner described in the organizational documents and in the Joint Proxy Statement/Prospectus, and all terms and provisions of
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April 21, 1997
Page 3

such agreements and documents have been complied with by all parties thereto;
(ii) Wellsford and the Surviving Trust are validly organized and duly formed real estate investment trusts under the laws of the State of Maryland; and (iii) there will be no change in the applicable laws of the State of Maryland, or in the Code, the regulations promulgated thereunder by the Treasury Department, and the interpretations of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in effect and exist at the date of this letter. With respect to the last assumption, it should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions could affect our conclusions. Moreover, the qualification and taxation of Wellsford as a REIT depends upon its ability to meet, through actual annual operating results, distribution levels and diversity of share ownership and the various disqualification tests imposed under the Code, the results of which will not be reviewed by the undersigned. Accordingly, no assurance can be given that the actual results of the operations of Wellsford for any one taxable year will satisfy such requirements.

     Based upon and subject to the foregoing, it is our opinion that Wellsford was organized and has operated in conformity with the requirements for qualification as a REIT under the Code for the taxable years ended December 31, 1992 through December 31, 1996.

     Other than as expressly stated above, we express no opinion on any issue relating to Wellsford and the Surviving Trust or to any investment therein.

     We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter, and we are not undertaking to update the opinion letter from time to time.
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April 21, 1997
Page 4


     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This opinion letter is being delivered solely for the
purposes of satisfying the condition set forth in Section   6.2(d) of the Merger
Agreement.


                                    Very truly yours,



                             /s/ Robinson Silverman Pearce Aronsohn & Berman LLP

                                                                       Exhibit A



                      WELLSFORD RESIDENTIAL PROPERTY TRUST
                          610 Fifth Avenue - 7th Floor
                           New York, New York  10020


                                 April 21, 1997



Robinson Silverman Pearce Aronsohn
 & Berman LLP
1290 Avenue of the Americas
New York, New York  10104

        and

Rudnick & Wolfe
203 North LaSalle Street - Suite 1800
Chicago, Illinois  60601

          Re:  Tax Opinion for Status as a Real Estate
               Investment Trust
               ---------------------------------------

Ladies and Gentlemen:

          In connection with the proposed merger of Equity Residential Properties Trust, a Maryland real estate investment trust ("EQR"), with and into Wellsford Residential Property Trust, a Maryland real estate investment trust (the "Surviving Trust"), which shall thereafter be named "Equity Residential Properties Trust", pursuant to the Registration Statement on Form S-4 (File No. 333-24653), filed with the Securities and Exchange Commission, as amended (the "Registration Statement"), we have requested (i) an opinion from Robinson Silverman Pearce Aronsohn & Berman LLP concerning the qualification and taxation of Wellsford Residential Property Trust (the "Company") as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), for the taxable years ending December 31, 1992 through December 31, 1996; and (ii) an opinion from Rudnick & Wolfe concerning the qualification and taxation of the Surviving Trust as a REIT under the Code following the Merger. Unless otherwise specifically defined herein, all capitalized terms have the meaning assigned to them in the Registration Statement.

          In connection with the issuance of your legal opinions as described above, the following representations are being made and it is intended that Robinson Silverman Pearce Aronsohn & Berman LLP and Rudnick & Wolfe will rely on such representations in rendering their respective opinions.

          In my capacity as the Vice President -- Chief Financial Officer of Wellsford Residential Property Trust, I make the following representations:

          1. That in such capacity, I have access to relevant information regarding each of the factual matters set forth below;

          2. That in such capacity, I have responsibility over appropriate internal accounting procedures to assure satisfaction of the applicable tests for qualification as a real estate investment trust;

          3. That I have consulted with other employees and officers of the Company regarding the factual matters set forth below and such persons have agreed in all respects with the representations made below;

          4. That the Company has filed an election to be taxed as a real estate investment trust commencing with its tax return for the period ended December 31, 1992; that the Company has not taken, and will not take, any action to terminate or revoke such election; and that the Company has received no notification formally or informally from the Internal Revenue Service or any other person that such election may not be valid or has been revoked or withdrawn in any respect;

          5. That I am familiar with the requirements for qualification as a real estate investment trust under applicable provisions of the Internal Revenue Code of 1986, as amended ("Code") and that all such requirements have been satisfied for all periods of the Company's existence; I believe that such requirements will continue to be satisfied in the period ending December 31, 1997 or such earlier date that the Company merges with Equity Residential Properties Trust, a Maryland real estate investment trust (such period hereafter "the remainder of the taxable year 1997,"); I have exercised ordinary business care and prudence to attempt to satisfy such requirements; and I have advised Robinson Silverman Pearce Aronsohn & Berman LLP of any matter of which I am aware that could cause concern as to whether those qualifications have been satisfied;

          6. That the Company has qualified under the 95%, 75%, and 30% income tests (within the meaning of Code Sections 856(c)(2), (3) and (4)) for all periods of the Company's existence; that the 75%, 25%, 10% and 5% asset tests (within the meaning of Code Section 856(c)(5)) have been met at the close of each quarter of the Company's existence; and I have no reason to believe that such tests will not continue to be met for the remainder of the taxable year 1997;

          7. That the Company's interest income was of a nature that did not cause the Company to fail the 75% or the 95% income tests;

          8. That with respect to properties the Company owns directly and leases:

               a. In no event is more than 15% of the total rent received or accrued under any individual lease attributable to personal property;

               b. The Company is not required under any of its leases to provide services to any tenant other than services that would be considered customarily furnished or rendered in connection with the rental of real property, such as the furnishing of water, heat, lights, trash collection and maintenance of common areas;

               c. No amount of rent received under any lease is based on the income or profits of the tenant or any subtenant;

               d. No amount of rental is received from any person in which the Company owns 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total number of shares of all classes of stock of the tenant;

          9. That the Company has not recognized income with respect to the sale or disposition of property during its taxable years ended December 31, 1992 through 1996, or at any time through the date hereof, that would be considered gain related to property that would be considered stock in trade or inventory of the Company or property held primarily for sale to customers;

          10. That during the taxable years ended December 31, 1992 through December 31, 1996, and through the date hereof, the Company did not provide any managerial or operational functions with respect to its properties other than those services that a REIT may provide without using an independent contractor;

          11.  That the Company has complied with the requirements of Code
Section 857(a)(2) and Treasury Regulation Section 1.857-8 and the Company intends to continue to comply with such requirements;

          12. That at all times since the Company's existence through the date hereof (and specifically on each record date for the payment of dividends during such period): (a) the Company has had more than 100 shareholders of record; and
(b) at all times during the last half of each taxable year during the Company's existence more than 50% in value of the Company's outstanding shares were not owned, directly or indirectly (within the meaning of Code Section 544, as modified by Code Section 856(h)(1)(B)), by or for five or fewer individuals. For that purpose, a supplemental unemployment compensation benefits plan (as described in Code Section 501(c)(17), a private foundation (as described in Code
Section 509(a)), or a portion of a trust permanently set aside or to be used exclusively for charitable purposes (as described in Code Section 642(c)) is considered an individual. However, for taxable years beginning after December 31, 1993, stock held by a trust described in Code Section 401(a) and exempt from tax under Code Section 501(a) (a "Qualified Trust") generally is treated as held directly by the Qualified Trust's beneficiaries in proportion to their actuarial interests in the Qualified Trust;

          13. That for the period ended December 31, 1992 through the date hereof, the Company has complied with the requirements of Code Section 859 and has adopted a calendar year accounting period;

          14. The Company and the plan administrator under the Company's Dividend Reinvestment and Share Purchase Plan (the "Plan") have administered the Plan in accordance with the terms of the prospectus for the Plan dated April 13, 1995 throughout the period during which the Plan has been in existence;

          15. In each taxable year since the Company's formation, the deduction for dividends paid by the Company (as defined in Code Section 561, but without regard to capital gain dividends, as defined in Code Section 857(b)(3)(C)) equalled or exceeded (i) the sum of (A) 95% of the Company's real estate investment trust taxable income (as defined in Code Section 857(b)(2), but without regard to the deduction for dividends paid and excluding any net capital gain) and (B) 95% of the excess of its net income from foreclosure property over the tax imposed on such income by Code Section 857(b)(4)(A), minus (ii) any excess noncash income (as defined in Code Section 857(e));

          16. That the Company has filed timely tax returns in each year of its existence and has not included any information in such returns due to fraud with an intent to evade taxes;

          17. That the description of the Company, its properties and its method of operation contained in the Company's annual report on Form 10-K for the fiscal year ended December 31, 1996 is accurate and complete in all material respects;

          18. I have advised you of any matter the Company has been advised by independent legal or accounting advisors or of which the Company or its employees is aware that could, if adversely decided, adversely affect the Company's ability to satisfy the requirement for continued taxation as a real estate investment trust; and

          19. Through the remainder of the taxable year 1997, the Company has operated and will continue to operate in such a manner to continue to satisfy the representations described above as though the relevant time periods to which those representations pertain included the remainder of the taxable year 1997.

                                    *  *  *

     The foregoing representations are provided (i) to Robinson Silverman Pearce Aronsohn & Berman LLP in connection with rendering an opinion regarding the qualification of the Company as a real estate investment trust under the Code for the taxable years ending December 31, 1992 through December 31, 1996, and
(ii) Rudnick & Wolfe in connection with rendering an opinion regarding the qualification of the Surviving Trust as a real estate investment trust under the Code, and may not be relied upon for any other purpose or by any other party. I understand that such opinions are limited to the factual matters revealed pursuant hereto and on schedules and other materials provided to them and that to the extent required, I have asked questions of the appropriate individuals to confirm the foregoing answers, and to the best of my knowledge and belief such answers are true, correct and complete and in no way are misleading.

                                    Very truly yours,

                                    WELLSFORD RESIDENTIAL PROPERTY TRUST



                                    By: /s/ Gregory F. Hughes
                                        _______________________________
                                    Gregory F. Hughes,
                                    Vice President, Chief Financial
                                     Officer